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                      September 21, 2021

       W. Bryan Buckler
       Chief Financial Officer
       OGE Energy Corp.
       321 North Harvey
       PO Box 321
       Oklahoma City, OK 73101

                                                        Re: OGE Energy Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-12579

       Dear Mr. Buckler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation